EXHIBIT (h)(28)

Advisory Fee Waiver Agreement

This ADVISORY FEE WAIVER AGREEMENT (this “Agreement”), dated as of September 19, 2016, by and between Turner Investments LLC (the “Adviser”) and Turner Funds (the “Fund”), on behalf of itself and its series listed on Schedule A attached hereto (each, a “Portfolio”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company, and is organized as a business trust under the laws of the Commonwealth of Massachusetts;

WHEREAS, the Adviser and the Fund, on behalf of itself and each of its Portfolios, may become parties to an investment advisory agreement (the “Advisory Agreement”) as described further in Section 3 below, pursuant to which the Adviser will provide investment advisory services to each Portfolio, in consideration of compensation based on the value of the average daily net assets of such Portfolio (the “Advisory Fee”); and

WHEREAS, the Adviser has determined that it is appropriate and in the best interests of each Portfolio and its shareholders for the Adviser to waive each Portfolio’s Advisory Fee to the extent that the Advisory Fee exceeds the level set forth in Schedule A attached hereto (the “Fee Waiver”).  The Fund, on behalf of itself and each of its Portfolios, and the Adviser, therefore, have entered into this Agreement in order to effect the Fee Waiver for each Portfolio to the extent it exceeds the level specified in Schedule A attached hereto on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Contractual Fee Waiver. During the Term (as defined in Section 3 below), the Adviser waives its Advisory Fee with respect to each Portfolio to the extent that the Advisory Fee exceeds the level set forth in Schedule A attached hereto.

2. Voluntary Fee Waiver/Expense Reimbursement. Nothing herein shall preclude the Adviser from contractually waiving other fees and/or reimbursing expenses of the Fund or any Portfolio, voluntarily waiving Advisory Fees it is entitled to from the Fund or any Portfolio or voluntarily reimbursing expenses of the Fund or any Portfolio, as the Adviser, in its discretion, deems reasonable or appropriate.  Any such voluntary waiver or voluntary expense reimbursement may be modified or terminated by the Adviser, as applicable, at any time in its sole and absolute discretion without the approval of the Fund’s Board of Trustees (the “Board”).

3. Term. The term (“Term”) of the Fee Waiver with respect to the Portfolios shall be effective on the date on which the Advisory Agreement becomes effective (the “Advisory Agreement Effective Date”) and terminate on the earlier of: (i) the first anniversary of the Advisory Agreement Effective Date; or (ii) approval of Advisory Fee reductions for the Portfolios by the Board. The Term of the Fee Waiver with respect to a Portfolio may be continued from year to year thereafter provided that each such continuance is specifically approved by the Adviser and the Fund, on behalf of such Portfolio, if applicable (including a majority of the Fund’s Trustees who are not “interested persons,” as defined in the 1940 Act, of the Adviser). Neither the Adviser nor the Fund shall be obligated to extend the Fee Waiver with respect to any Portfolio.

4. Miscellaneous.

4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2 Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

4.3 Limitation of Liability. The obligations and expenses incurred, contracted for or otherwise existing with respect to a Portfolio shall be enforced against the assets of the Portfolio or applicable class thereof and not against the assets of any other class or any other Portfolio or other series of the Fund.

4.4 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the computations of average daily net assets or of any Advisory Fee, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Advisory Agreement or the 1940 Act, as applicable, and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such Court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order. Otherwise the provisions of this Agreement will be interpreted in accordance with the substantive laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the date first written above.

TURNER FUNDS, on behalf of each of its Portfolios

By:
Name:
Title:

TURNER INVESTMENTS LLC

By:
Name:
Title:

[Signature page to Advisory Fee Waiver Agreement]

SCHEDULE A

Advisory Fee Waiver Agreement

(Dated as of                           , 2016)

Portfolio	Advisory Fee (After Waivers)
Turner Medical Sciences Long/Short Fund	0.75%
Turner Titan Long/Short Fund	0.75%
Turner Midcap Growth Fund	0.40%
Turner Small Cap Growth Fund	0.50%
Turner SMID Cap Growth Opportunities Fund	0.45%